EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-221838, 333-189565, 333-175390 and 333-165530 and Form S-3 Nos. 333-226190, 333-221837, and 333-212051) of AVEO Pharmaceuticals, Inc. of our reports dated March 16, 2020, with respect to the consolidated financial statements of AVEO Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of AVEO Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) of Aveo Pharmaceuticals, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 16, 2020